Exhibit 99.1

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Contact: Chance Patterson, 202-380-4318, chance.patterson@xmradio.com

XM SATELLITE RADIO HOLDINGS INC. ANNOUNCES THIRD QUARTER 2005

RESULTS AND REAFFIRMS 6 MILLION SUBSCRIBER GUIDANCE

Revenues up 134% to $153 million in third quarter, compared to prior year period;

Subscribers double to 5,034,642 from prior year; Expands lead with 617,152 net additions

GM and Honda to produce more than 2 million 2006 XM-equipped vehicles

Washington D.C., October 27, 2005 – XM Satellite Radio Holdings Inc. (NASDAQ: XMSR) today reported financial and operating results for the third quarter ended September 30, 2005. XM ended the quarter with 5,034,642 subscribers, doubling the 2,516,023 subscribers reported last year for the third quarter. The growth was driven by third quarter net subscriber additions of 617,152, a 48 percent increase over the 415,671 net subscribers added in the third quarter 2004. Given its strong performance in the first three quarters, XM reaffirms its guidance of exceeding 6 million subscribers by the end of 2005.

XM’s net loss for the third quarter 2005 was ($131.9) million, as compared to ($118.0) million in the third quarter 2004. XM reported an EBITDA loss of ($73.8) million for the third quarter 2005 compared to a third quarter 2004 loss of ($62.9) million.

Record Revenue from Cost-Effective Subscriber Growth

For the quarter, XM reported revenue of $153 million, an increase of 134 percent over the $65 million reported in the third quarter 2004. XM’s third quarter subscriber growth was driven by strong automotive and retail distribution performance with a range of full-featured products. Subscriber Acquisition Costs (SAC) in the third quarter 2005 were $53, a decrease from the $57 in the third quarter 2004. Cost Per Gross Addition (CPGA) in the third quarters of both 2005 and 2004 was $89. XM products are well stocked for the holiday season and XM expects to accelerate its subscriber and revenue growth through the fourth quarter.

GM and Honda to produce more than 2 million 2006 XM-equipped vehicles

In September, General Motors announced the production of its 3 millionth vehicle with a factory-installed XM radio. General Motors also announced it plans to manufacture 1.55 million vehicles factory-installed with XM in the 2006 calendar year. In addition, Honda announced its plans to produce 550,000 XM equipped vehicles in the 2006 model year, compared to a 2005 target of 400,000. XM’s OEM partners represent 61 percent of the U.S. auto market, with automotive partners Toyota and Hyundai gearing up for XM factory installation beginning in the 2007 model year.

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XM Expands Sports, Talk and Women’s Programming

XM is the satellite radio leader in live sports content and will broadcast over 5,000 live sporting events each year. XM is capping off its inaugural season of exclusive Major League Baseball coverage with the biggest promotion in World Series history, offering every ticket holder to Game One a voucher to receive a free Delphi XM RoadyXT radio with a subscription commitment. In addition to MLB, XM is now broadcasting National Hockey League games as a part of a 10-year agreement. XM will become the exclusive satellite radio network of the NHL beginning with the 2007-2008 season. XM also carried the USTA US Open Tournament and PGA TOUR Golf, and it introduced a new Spanish-language sports channel XM Deportivo, which will offer 2006 World Cup Soccer. Earlier this month, XM also launched Take Five, a channel dedicated to women, featuring Ellen DeGeneres, Tyra Banks, the Satellite Sisters and content from the Food Network and HGTV. XM recently announced that the FOX News Talk channel will be available in January, featuring FOX News personalities Bill O’Reilly, Tony Snow, and others.

XM Broadens Exposure with Strategic Partnerships

XM continues to broaden its exposure by offering its content on AOL and soon DIRECTV (available in mid-November) and announcing XM+Napster, an online music download service, which will allow customers to purchase music heard on XM. All these strategic relationships complement XM’s marketing partnerships with Starbucks Coffee, JetBlue, AirTran Airways, Hyatt Hotels, Avis, National and Alamo, which together help build XM brand awareness and trial.

XM Canada Receives Final Regulatory Approval

In September, the Canadian Federal Cabinet gave final regulatory approval to XM’s Canadian partner. XM Canada plans to offer a broad range of music, sports, news, and talk radio channels in time for the holiday season.

About XM Satellite Radio

XM (NASDAQ: XMSR) is America’s number one satellite radio service with more than 5 million subscribers. Broadcasting live daily from studios in Washington, DC, New York City and Nashville at the Country Music Hall of Fame, XM’s 2005 lineup includes more than 150 digital channels of choice from coast to coast: the most commercial-free music channels, plus premier sports, talk, comedy, children’s and entertainment programming; and 21 channels of the most advanced traffic and weather information. XM was named Best Radio Service at the 2004 Billboard Digital Entertainment Awards.

XM, the leader in satellite-delivered entertainment and data services for the automobile market through partnerships with General Motors, Honda, Toyota, Hyundai, Nissan, Porsche, and Volkswagen/Audi, is available in more than 120 different vehicle models for 2005. XM’s industry-leading products are available at consumer electronics retailers nationwide. For more information about XM hardware, programming and partnerships, please visit http://www.xmradio.com.

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Factors that could cause actual results to differ materially from those in the forward-looking statements in this press release include demand for XM Satellite Radio’s service, the Company’s dependence on technology and third party vendors, its potential need for additional financing, as well as other risks described in XM Satellite Radio Holdings Inc.’s Form 8-K filed with the Securities and Exchange Commission on 8-5-05. Copies of the filing are available upon request from XM Radio’s Investor Relations Department.

XM SATELLITE RADIO HOLDINGS INC.

UNAUDITED CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands Except Share and Per Share Amounts)

	Three Months ended September 30,		Nine Months ended September 30,
	2005	2004	2005	2004
Revenue:
Subscription	$140,001	$59,616	$346,361	$147,867
Activation	2,650	1,305	6,987	3,230
Merchandise	2,640	1,414	9,555	3,147
Net ad sales	5,332	2,062	12,820	4,459
Other	2,489	961	5,408	2,601

Total revenue	153,112	65,358	381,131	161,304

Operating expenses:
Cost of revenue: (excludes depreciation & amortization, shown below)
Revenue share & royalties	25,788	10,823	65,985	36,780
Customer care & billing	17,794	10,021	51,662	26,081
Cost of merchandise	7,857	2,293	18,440	5,659
Ad sales	2,547	1,504	6,414	4,148
Satellite & terrestrial	11,813	8,622	31,003	27,855
Broadcast & operations:
Broadcast	4,274	2,782	11,903	7,882
Operations	6,498	3,350	17,608	9,383

Total broadcast & operations	10,772	6,132	29,511	17,265
Programming & content	28,388	8,629	70,457	22,969

Total cost of revenue	104,959	48,024	273,472	140,757
Research & development (excludes depreciation and amortization, shown below)	7,885	6,684	20,970	19,584
General & administrative (excludes depreciation and amortization, shown below)	12,534	7,435	30,651	19,826
Marketing (excludes depreciation and amortization, shown below):
Retention & support	6,092	3,552	15,691	9,490
Subsidies & distribution	54,241	37,305	150,867	107,387
Advertising & marketing	29,581	16,627	96,609	51,632

Marketing	89,914	57,484	263,167	168,509
Amortization of GM liability	9,313	9,313	27,938	27,938

Total marketing	99,227	66,797	291,105	196,447

Depreciation & amortization	38,040	36,998	106,841	116,036

Total operating expenses	262,645	165,938	723,039	492,650
Operating loss	(109,533)	(100,580)	(341,908)	(331,346)

Interest income	7,266	1,463	16,368	3,628
Interest expense	(26,733)	(19,007)	(71,234)	(66,353)
Other income (expense)	(2,290)	709	121	(33,365)

Net loss before income taxes	(131,290)	(117,415)	(396,653)	(427,436)

Provision for deferred income taxes	(579)	(579)	(1,737)	(26,731)

Net Loss	(131,869)	(117,994)	(398,390)	(454,167)

8.25% Series B and C preferred stock dividend requirement	(2,149)	(2,149)	(6,448)	(6,654)

Net Loss attributable to common stockholders	$(134,018)	$(120,143)	$(404,838)	$(460,821)

Basic and diluted net loss per share:	$(0.60)	$(0.59)	$(1.88)	$(2.37)

Weighted average shares used in computing net loss per share - basic and diluted	221,949,069	204,553,656	215,484,949	194,714,000

Reconciliation of Net Loss to EBITDA:
Net loss as reported	$(131,869)	$(117,994)	$(398,390)	$(454,167)
Add back non-EBITDA items included in net loss:
Interest income	(7,266)	(1,463)	(16,368)	(3,628)
Interest expense	26,733	19,007	71,234	66,353
Depreciation & amortization	38,040	36,998	106,841	116,036
Provision for deferred income taxes	579	579	1,737	26,731

EBITDA	$(73,783)	$(62,873)	$(234,946)	$(248,675)

SELECTED BALANCE SHEET DATA	As of 9/30/2005	As of 12/31/2004
	(Unaudited)
Cash and cash equivalents	$754,131	$717,867
Restricted investments	5,446	4,492
System under construction	194,048	329,355
Property and equipment in service, net	685,440	461,333
DARS licenses	147,496	148,391
Total assets	2,073,147	1,821,635
Deferred revenue	303,445	152,347
Total long-term debt, net of current portion	1,086,054	948,741
Total liabilities	1,809,122	1,485,472
Stockholders’ equity	264,025	336,163

XM SATELLITE RADIO HOLDINGS INC.

	Three Months ended September 30,
SELECTED OPERATING METRICS	2005	2004
EBITDA (in thousands) (1)	$(73,783)	$(62,873)

Subscriber Data:
Net Subscriber Additions (2)	617,152	415,671

Aftermarket, OEM & Other Subscribers (3)	4,367,945	2,092,600
Subscribers in OEM Promotional Periods (4)	624,580	398,993
XM Activated Vehicles with Rental Car Companies (5)	42,117	24,430

Total Ending Subscribers (3) (4) (5) (6)	5,034,642	2,516,023

Revenue Data:
Subscription Revenue per Aftermarket, OEM & Other Subscriber	$10.36	$9.24
Subscription Revenue per Subscriber in OEM Promotional Periods	$5.99	$5.63
Subscription Revenue per XM Activated Vehicle with Rental Car Companies	$10.25	$9.47

Subscription Revenue per Subscriber (7)	$9.78	$8.64
Net Ad Sales Revenue per Subscriber (8)	$0.37	$0.30
Activation, Equipment and Other Revenue per Subscriber	$0.54	$0.51

Total Revenue per Subscriber	$10.69	$9.45

Expense Data:
Subscriber Acquisition Costs (SAC) (9)	$53	$57
Cost Per Gross Addition (CPGA) (10)	$89	$89

(1)	EBITDA is commonly referred to in our business as net loss before interest income, interest expense, income taxes, depreciation and amortization. Consistent with regulatory requirements, EBITDA includes Other Income (Expense). EBITDA is not a measure of financial performance under generally accepted accounting principles. We believe EBITDA is often a useful measure of a company’s operating performance and is a significant basis used by our management to measure the operating performance of our business. Because we have funded and completed the build-out of our system through the raising and expenditure of large amounts of capital, our results of operations reflect significant charges for depreciation, amortization and interest expense. EBITDA, which excludes this information, provides helpful information about the operating performance of our business, apart from the expenses associated with our physical plant or capital structure. EBITDA is frequently used as one of the bases for comparing businesses in our industry, although our measure of EBITDA may not be comparable to similarly titled measures of other companies. EBITDA does not purport to represent operating loss or cash flow from operating activities, as those terms are defined under generally accepted accounting principles, and should not be considered as an alternative to those measurements as an indicator of our performance.
(2)	Total net subscriber additions for the three months ended September 30, 2005, include 305,284 retail, 314,088 OEM, and (2,220) rental cars.
(3)	Ending subscribers include 831,425 family plan subscriptions at a multi-unit rate of $6.99 per radio per month.
(4)	OEM Promotional Subscribers are subscribers who have either a portion or all of their subscription fee paid for by an OEM for a fixed period following the initial purchase or lease of the vehicle. Currently, at the time of sale, vehicle owners generally receive a 3-month trial subscription. XM generally receives two months of the 3-month trial subscription from the vehicle manufacturer. The automated activation program provides activated XM radios on dealer lots for test drives. GM and Honda generally indicate the inclusion of 3 months free of XM service on the window sticker of XM-enabled vehicles. We measure the success of these programs based on the percentage that elect to continue to receive the XM service and convert to self-paying subscribers after the initial promotion period–we refer to this as the “conversion rate”. The conversion rate for the quarter ended September 30, 2005 is 56% and reflects the auto activation program, with all XM-enabled vehicles activated for the promotional period.
(5)	Rental car activity commenced in late June 2003. At September 30, 2005, there were 42,117 XM subscriptions in rental vehicles. For the initial Model Year 2003 XM-enabled rental vehicles, XM receives payments based on the use of the service. Customers are charged $2.99 per day per vehicle for use of the XM service, on which XM receives a revenue share. For subsequent Model Year 2004 and later vehicles, XM receives $10 per subscription per month.
(6)	Subscribers are those who are receiving and have agreed to pay for our satellite audio service, either by credit card or by invoice, including those who are currently in promotional periods paid in part by vehicle manufacturers, as well as XM activated radios in vehicles for which we have a contractual right to receive payment for the use of our satellite audio service. Radios that are revenue generating are counted individually as subscribers. Promotional periods generally include the period of trial service plus 30 days for the receipt and processing of payments.
(7)	Subscription Revenue includes monthly subscription revenues for our satellite audio service, net of any promotions or discounts.
(8)	Net Ad Sales Revenue includes sales of advertisements and program sponsorships on the XM network net of agency commissions.
(9)	SAC is a subset of total CPGA and includes radio manufacturer subsidies, certain sales, activation and installation commissions, and hardware-related promotions. These costs are reported in subsidies & distribution. SAC also includes the negative margin on equipment sales. These expenses are divided by the appropriate per unit gross additions, or units manufactured.
(10)	CPGA includes all costs in SAC, as well as advertising and marketing expenses, divided by gross additions for the period.